Exhibit 10.32


      TECHNOLOGY DEVELOPMENT, INC. - DARTMOUTH EXCLUSIVE LICENSE AGREEMENT

         This Agreement, effective this 9th day of February 2001, between

         TRUSTEES OF DARTMOUTH COLLEGE, a non-profit educational and research institution existing under the laws of the State of New Hampshire, and being located at Hanover, New Hampshire 03755, hereinafter called DARTMOUTH,

         and

         TECHNOLOGY DEVELOPMENT, INC., a corporation of the State of Florida, with a principal place of business at 202 South Wheeler Street, Plant City, Florida 33566; hereinafter called TDI.

         WHEREAS, Dartmouth, under the direction of principal investigator Victor Petrenko, Ph.D. has developed Systems and Methods for Modifying Ice Adhesion Strength;

         and

         WHEREAS, Dartmouth represents that it has the right to grant licenses granted in this agreement; and

         WHEREAS, TDI wishes to obtain a license under the terms and conditions hereinafter set forth, and to use its expertise and resources to manufacture and market the technology;

         NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, IT IS AGREED:


                             ARTICLE I. DEFINITIONS

         Section 1.01 Dartmouth Know-How. "Dartmouth Know-How" shall mean the ideas, methods, inventions, improvements, characterization and techniques developed by Dr. Petrenko relating to the Systems and Methods for Modifying Ice Adhesion Strength, as generally developed by Dr. Petrenko.

         Section 1.02 Dartmouth Patent Rights. "Dartmouth Patent Rights" shall mean United States Patents and Patent Applications and Patent Cooperation Treaty Applications listed in the Attachment A and any United States or Foreign Patents issuing therefrom, and any continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof, and any improvements relating to Dartmouth Know-How as developed under the general directions of Victor Petrenko, that Dartmouth College may hereinafter own and control during the life of this Agreement. Dartmouth shall be the assignee and owner of all such Patents and Patent Applications.




                                     pg. 1

Exhibit 10.32


         Section 1.03 Licensed Products. "Licensed Products" shall mean a system or process including the necessary hardware to modify snow and ice adhesion and incorporating, in whole or in part, the use of Dartmouth Patent Rights and the use of Dartmouth Know-How.

         Section 1.04 Field. The "Field" of this Agreement shall mean Vehicle Roadways, Walkways, Stairways, Rail Tracks, Bridges, Tunnels; Airport Runways, Taxiways and Tarmac; Indoor and Outdoor Floor and Ground Covering Systems; the Field shall not include Roofs and other Above Ground Covering Systems.

         Section 1.05 Subsidiary. "Subsidiary" shall mean a legal entity at least 50% of the voting stock of which is owned directly or indirectly by TDI.

         Section 1.06 Agreement. "Agreement" shall mean this License Agreement.

         Section 1.07 Net Sales. "Net Sales" shall mean the gross billing price TDI, its subsidiaries and sublicensees charge to their customers for Licensed Products, less sales, use, occupation and excise taxes, and transportation, discounts, returns and allowances in lieu of returns.

         Section 1.08 Effective Date. "Effective Date" shall mean the date first written above and shall be the Effective Date of this Agreement.

         Section 1.09 License Year. The "First License Year" shall mean the period commencing on the Effective Date and ending February 16, 2001. The first anniversary and all subsequent "Anniversaries" shall commence on February 15 and end on February 16 of each year.

         Section 1.10 Calendar Quarter. "Calendar Quarter" shall mean the periods ending on March 31, June 30, September 30 and December 31 of each year.

                                ARTICLE II. GRANT

         Section 2.01 License Grant. Dartmouth hereby grants to TDI and its Subsidiaries an exclusive, worldwide, royalty-bearing license under Dartmouth Know-How and Dartmouth Patent Rights to make, have made, use, and/or sell Licensed Products in the Field. Notwithstanding the foregoing, Dartmouth expressly reserves a non-transferable royalty-free right to use the Dartmouth Patent Rights and Dartmouth Know-How in the Field itself, including use by its faculty, staff and researchers, for educational and research purposes only. TDI agrees during the period of exclusivity of this license in the United States that any Licensed Product produced for sale in the United States will be manufactured substantially in the United States.


                                     pg. 2

Exhibit 10.32


           Section 2.02 Sublicenses. TDI shall have the right to grant sublicenses to third parties under Dartmouth Know-How and Patent Rights to make, have made, use and sell the Licensed Products with the consent of Dartmouth , which consent shall not be unreasonably withheld, except that such sublicenses shall be in writing and expressly subject to the terms of this Agreement. TDI agrees to be responsible for the performance hereunder by its sublicensees. Dartmouth shall have the right to review such sublicenses to assure conformity with this Section. Upon termination of this Agreement, any such sublicenses will revert directly to Dartmouth, which shall have the right to cancel any such sublicenses.

In the event that TDI is unable or unwilling to grant sublicenses, either as suggested by Dartmouth or a potential sublicensee or otherwise, Dartmouth may directly license such potential sublicensee unless TDI reasonably satisfies Dartmouth that such sublicense would be contrary to sound and reasonable business practice, and that the granting of such sublicense would not materially increase the availability to the public of products manufactured under this license.

         Section 2.03 Patents. TDI shall reimburse Dartmouth for all expenses Dartmouth shall incur for the preparation, filing, prosecution and maintenance of Dartmouth Patent Rights starting on the Effective Date, provided however that such expenses shall be billed pro-rata in cases where multiple licensees are supporting preparation, filing, prosecution and maintenance of particular Dartmouth Patent Rights. Dartmouth shall control all preparation, filing, prosecution and maintenance of Dartmouth Patent Rights, except that Dartmouth will accept input from TDI and will work collaboratively with TDI to ensure adequate patent coverage. If TDI chooses to discontinue prosecution or maintenance of any United States Patent or Patent Application, which is a subject of Dartmouth Patent Rights, it will so inform Dartmouth within a reasonable time before implementation of such decision. Dartmouth then shall have the right to prosecute or maintain such Patent or Patent Application on its own and at its own expense, in which case, at the sole discretion of Dartmouth, the license to TDI under such Patent or Patent Application will terminate. TDI shall notify Dartmouth by at least three (3) months before the anniversary of the United States Application filing date whether it will support the filing of Patent Applications, corresponding to the aforementioned United States Patent and Patent Application in foreign countries. If TDI decides not to support the filing or maintaining Foreign Applications, Dartmouth reserves the right to file or maintain such Applications, in which case, at the sole discretion of Dartmouth, the license to TDI in the particular territory will terminate.

                                  ARTICLE III.
          DISCLOSURE OF INVENTION, CONFIDENTIALITY AND REPRESENTATIONS

         Section 3.01 Disclosure of Invention. Dartmouth agrees promptly after the Effective Date of this Agreement to deliver and to disclose to duly authorized representatives of TDI, relevant proprietary technical data, methods, processes,


                                     pg. 3

Exhibit 10.32

including the technology, and other information and specifications relating to Dartmouth Know-How.

         Section 3.02 Mutual Confidentiality. TDI and Dartmouth realize that some information received by one party from the other pursuant to this Agreement shall be confidential. It is therefore agreed that any information received by one party from the other, and clearly designated in writing as "CONFIDENTIAL" at the time of transfer, shall not be disclosed by either party to any third party and shall not be used by either party for purposes other than those contemplated by this Agreement for a period of three (3) years from the termination of the Agreement, unless or until --

         (a) said information shall become known to third parties not under any obligation of confidentiality to the disclosing party, or shall become publicly known through no fault of the receiving party, or

         (b) said information was already in the receiving party's possession prior to the disclosure of said information to the receiving party, except in cases when the information has been covered by a preexisting Confidentiality Agreement, or

         (c) said information shall be subsequently disclosed to the receiving party by a third party not under any obligation of confidentiality to the disclosing party, or

         (d) said information is approved for disclosure by prior written consent of the disclosing party, or

         (e) said information is required to be disclosed by court order or governmental law or regulation, provided that the receiving party gives the disclosing party prompt notice of any such requirement and cooperates with the disclosing party in attempting to limit such disclosure.

         Section 3.03 Corporate Action. Dartmouth and TDI each represent and warrant to the other party that they have full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, and that all necessary corporate action had been duly taken in this regard.

                  ARTICLE IV. SPONSORED RESEARCH AND CONSULTING

         Section 4.01. Sponsored Research. TDI will provide $120,000, which includes Dartmouth overhead expenses to support the development and testing of a prototype snow and ice adhesion modification system suitable for the applications in the Field. This Sponsored Research will begin on March 8, 2001. The total Sponsored Research Program fee of $120,000 will be paid up-front on or before May 1, 2001. If this payment is not received by May 1, 2001, this Agreement is null and void. On or before 30 days following the Effective Date of this Agreement, TDI


                                     pg. 4

Exhibit 10.32


and Dartmouth will put in place a Sponsored Research Contract delineating the goals, deliverables, and time frame for this $120,000 Sponsored Research Program, as described in Attachment B. A consulting agreement with Prof. Petrenko for a total sum of $40,000 is described in Attachment C. All improvements, arising from the research support and consulting shall be assignable to Dartmouth and become subject to this Agreement. "Improvements" shall mean any patents or patent applications which generically or specifically claim (a) priority to any of the patents and applications of Appendix A, and (b) any improvements on Licensed Products or processes required or useful for production of Licensed Products, such improvements being limited to those improvements which would be dominated by the claims of patents and patent applications listed in Attachment A. All inventions, which are not Improvements, shall be assignable to Dartmouth and shall not be subject to this Agreement.

                    ARTICLE V. PAYMENTS, RECORDS AND REPORTS

         Section 5.01 Payments. For the rights and privileges granted under this license, TDI shall pay to Dartmouth:

         (a) an earned royalty of 2.5% based on the value of Net Sales of the Licensed Products; and

         (b) a non-refundable, non-creditable, one-time license access fee of $35,000 due within 60 days following the execution of this Agreement; and

         (c) Fifty percent (50%) of any consideration received from an infringement settlement, less litigation expenditures, as described in Section 8.01, and 40% during the first two years after the effective date of the first sublicense from each sublicensee of TDI for the grant of a sublicense, and 50% thereafter, provided however that royalty on Net Sales to the end users received by Dartmouth shall not be lower than 2.5%.

         (d) minimum annual royalties beginning 12 months after the Effective Date and payable on the anniversary of this Agreement as follows:

         1st anniversary                                            $15,000

         2nd anniversary                                            $20,000

         3rd anniversary and each anniversary thereafter            $25,000


         Section 5.02 Reports. TDI shall render to Dartmouth:


                                     pg. 5

Exhibit 10.32


         (a) within thirty (30) days after the end of each Calendar Quarter a written account of all quantities of Licensed Products subject to royalty hereunder sold by TDI, any Subsidiary, and any sublicensee during such Calendar Quarter, the calculation of royalty thereon, and sufficient data for Dartmouth to verify the calculation, including gross sales and allowable deductions to derive to Net Sales figures, and shall simultaneously pay in United States dollars to Dartmouth the royalty due with respect to such sales. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States on the date of royalty payments by TDI. Such report shall be certified as correct by an officer of TDI. If no Licensed Products subject to royalty hereunder have been sold by TDI, its Subsidiaries and its sublicensees during any such quarter year, TDI shall so report in writing to Dartmouth within thirty (30) days after the end of said quarter year. If royalties for any License Year do not equal or exceed the minimum royalties established in Section 5.01(d), TDI shall include the balance of the minimum royalty with the payment for the Calendar Quarter ending December 31. Late payments shall be subject to an interest charge of one and one half percent (1 1/2%) per month.

         (b) within sixty (60) days after the close of each License Year written annual reports which shall include but not limited to: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during preceding twelve (12) months as well as plans for coming year. TDI shall also provide any reasonable additional data Dartmouth requires to evaluate TDI's performance.

         (c) within thirty (30) days of occurrence report of the date of first sale of Licensed Products in each country.

         Section 5.03 Books of Accounts. TDI, its Subsidiaries and Sublicensees shall keep full, true and accurate books of accounts and other records containing all particulars which may be necessary for the purpose of ascertaining and verifying the royalties payable to Dartmouth by TDI hereunder. Upon Dartmouth's request, TDI, its Subsidiaries and Sublicensees shall permit an independent Certified Accountant selected by Dartmouth (except one to whom TDI has some reasonable objection), to have access once each year during ordinary business hours to such records of TDI, its Subsidiaries and Sublicensees as may be necessary to determine, for any quarter ending not more than two (2) years prior to the date of such request, the correctness of any report and/or payment made under this Agreement. In the event that any such inspection shows an underreporting and underpayment in excess of five percent (5%) for any twelve
(12) month period, then TDI shall pay the cost of such examination.

           ARTICLE VI. TECHNICAL ASSISTANCE AND COMMERCIAL DEVELOPMENT


                                     pg. 6

Exhibit 10.32


         Section 6.01 Technical Assistance. Throughout the term of the Agreement, Dartmouth agrees to permit TDI and its designees to consult with its employees and agents regarding developments and enhancements made subsequent to the Effective Date relating to the Licensed Products, at such times and places as may be mutually agreed upon; provided that TDI agrees to make suitable arrangements with, and to compensate the Dartmouth employees and agents for such consultation.

         Section 6.02 Commercial Development. During the term of this Agreement, TDI agrees to use commercially reasonable efforts to effectively manufacture and market Licensed Products. Such efforts will include sublicensing, development of promotional literature, mailings, and journal advertisements.

         Section 6.03 Name. TDI shall not use and shall not permit to be used by any other person or entity the name of Dartmouth nor any adaptation thereof, or the name of Dartmouth's employees, in any advertising, promotional or sales literature, or for any other purpose without prior written permission of Dartmouth, except that TDI may state that it is licensed by Dartmouth under Dartmouth Know-How and Patent Rights.

                 ARTICLE VII. INDEMNITY, INSURANCE, DISCLAIMERS

         Section 7.01 Indemnity. TDI shall defend and indemnify and hold Dartmouth and its trustees, officers, agents and employees (the "Indemnitees") harmless from any judgements and other liabilities based upon claims or causes of action against Dartmouth or its employees which arise out of alleged negligence in the development, manufacture or sale of Licensed Products by TDI, its Subsidiaries, and Sublicensees, or from the use by the end users of Licensed Products, except to the extent that such judgements or liabilities arise in whole or in part from the gross negligence or willful misconduct of Dartmouth or its employees, provided that Dartmouth promptly notifies TDI of any such claim coming to its attention and that it cooperates with TDI in the defense of such claim. If any such claims or causes of action are made, Dartmouth shall be defended by counsel to TDI, subject to Dartmouth's approval, which shall not be unreasonably withheld. Dartmouth reserves the right to be represented by its own counsel at its own expense.

         Section 7.02 Insurance. At such time as any product, process, service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by TDI or by a sublicensee, Affiliate or agent of TDI, TDI shall at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for


                                     pg. 7

Exhibit 10.32


TDI's indemnification under this Agreement. If TDI elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to Dartmouth. The minimum amounts of insurance coverage required shall not be construed to create a limit of TDI's liability with respect to its indemnification under this Agreement.

TDI shall provide Dartmouth with written evidence of such insurance upon request of Dartmouth. TDI shall provide Dartmouth with written notice at least fifteen
(15) days prior to the cancellation, non-renewal or material change in such insurance; if TDI does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Dartmouth shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

TDI shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by TDI or by a sublicensee, Affiliate or agent of TDI and (ii) a reasonable period after the period referred to in (i) above which in no event shall be less than fifteen (15) years.

         Section 7.03 Disclaimer. Nothing contained in this Agreement shall be construed as:

         (a) a warranty or representation by Dartmouth as to the validity or scope of any Patent Rights;

         (b) a warranty or representation that any Licensed Products manufactured, used or sold will be free from infringement of patents, copyrights, or third parties, except that Dartmouth represents that it has no knowledge of any existing issued patents or copyrights which might be infringed;

         (c) except as provided in Section 7.01, an agreement to defend against actions or suits of any nature brought by any third parties.

          DARTMOUTH MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE
             MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF
                                LICENSED PRODUCTS

                       ARTICLE VIII. INFRINGEMENT MATTERS

         Section 8.01 Infringement by Third Parties. TDI shall give Dartmouth prompt notice of any incident of infringement of Dartmouth Patent Rights coming to its attention. The parties shall thereupon confer together as to what steps are to be taken to stop or prevent such infringement. Dartmouth agrees to use reasonable


                                     pg. 8

Exhibit 10.32


efforts to stop any such infringement, but shall not be obliged to commence proceedings against the infringer. If Dartmouth decides to commence proceedings however, Dartmouth shall be responsible for any legal costs incurred and will be entitled to retain any damages recovered. Should Dartmouth decide not to commence proceedings, TDI shall be entitled to do so in its own name against the infringer, in which event TDI shall be responsible for all legal costs incurred, without recourse to Dartmouth. Financial recoveries from any such litigation will first be applied to reimburse TDI for its litigation expenditures with additional recoveries being paid to TDI, subject to payments due Dartmouth per Sections 5.01(a) and (c). In any action to enforce Dartmouth Patent Rights, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible. TDI may not settle any infringement action in any way detrimental to Dartmouth Patent Rights without the expressed written consent of Dartmouth.

                      ARTICLE IX. DURATION AND TERMINATION

         Section 9.01 Term. This Agreement shall become effective upon the date first written above, and unless sooner terminated in accordance with any of the provisions herein, shall remain in full force during the life of the last to expire patents under Dartmouth Patent Rights contemplated by this agreement in the last to expire territory or for a period of twenty (20) years from market introduction for the last to be introduced Licensed Product in the United States, whichever is later. If mutually desired, the parties may negotiate for an extension of this License. Upon the termination of the Agreement TDI shall have the right to sell the remainder of the Licensed Product on hand, provided the sales will be subject to the royalty payments of this Agreement.

         Section 9.02 Termination - Breach. In the event that either party defaults or breaches any of the provisions of this Agreement, the other party shall have the right to terminate this Agreement by giving written notice to the defaulting party, provided, however, that if the said defaulting party cures said default within thirty (30) days after said notice shall have been given, this Agreement shall continue in full force and effect. The failure on the part of either of the parties hereto to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

         Section 9.03 Insolvency. In the event that TDI shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, the Agreement shall terminate at the discretion of Dartmouth.

         Section 9.04 Prior Obligations. Termination of this Agreement for any reason shall not release either party from any obligation theretofore accrued.


                                     pg. 9

Exhibit 10.32


                            ARTICLE X. MISCELLANEOUS

         Section 10.01 Governing Law. This Agreement shall be construed, governed, interpreted and enforced according to the laws of the State of New Hampshire.

         Section 10.02 Notices. Any notice or communication required or permitted to be given by either party hereunder, shall be deemed sufficiently given, if mailed by certified mail, return receipt requested, and addressed to the party to whom notice is given as follows:

If to TDI, to:
                               Uwe Reischl, Ph.D., M.D.
                               President
                               Technologies Development Inc.
                               202 South Wheeler Street
                               Plant City, Florida 33566


If to Dartmouth, to:
                               Alla Kan
                               Director
                               Technology Transfer Office
                               Dartmouth College
                               11 Rope Ferry Road
                               Hanover, NH  03755


         Section 10.03. Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. However, TDI may not assign this Agreement in whole or in part without the written consent of Dartmouth.

         Section 10.04 Entire Agreement. This Agreement represents the entire Agreement between the parties as of the effective date hereof, and may only be subsequently altered or modified by an instrument in writing. This agreement cancels and supersedes any and all prior oral or written agreements between the parties which relate to the subject matter of this Agreement.

         Section 10.05 Mediation and Arbitration. Both parties agree that they shall attempt to resolve any dispute arising from this Agreement through mediation. Both parties agree that at least one TDI employee, capable of negotiating an agreement on behalf of his TDI, shall, within three weeks of receipt of written notification of a dispute, meet with at least one employee of the other party who is also capable of negotiating an agreement on behalf of his TDI. If no agreement can



                                     pg. 10
be reached, both parties agree to meet again within a four-week period after the initial meeting to negotiate in good faith to resolve the dispute. If no agreement can be reached after this second meeting, both parties agree to submit the dispute to binding arbitration under the Rules of the American Arbitration Association before a single arbitrator.

         Section 10.06 Waiver. A failure by one of the parties to this Agreement to assert its rights for or upon any breach or default of this Agreement shall not be deemed a waiver of such rights nor shall any such waiver be implied from acceptance of any payment. No such failure or waiver in writing by any one of the parties hereto with respect to any rights, shall extend to or affect any subsequent breach or impair any right consequent thereon.

         Section 10.07 Severability. The parties agree that it is the intention of neither party to violate any public policy, statutory or common laws, and governmental or supranational regulations; that if any sentence, paragraph, clause or combination of the same is in violation of any applicable law or regulation, or is unenforceable or void for any reason whatsoever, such sentence, paragraph, clause or combinations of the same shall be inoperative and the remainder of the Agreement shall remain binding upon the parties.

         Section 10.08 Marking. TDI agrees to mark the Licensed Products in the United States with all applicable U.S. and state Trademarks, and U.S. Patent numbers.

         Section 10.09 Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.




         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, the day and year herein written.


                               THE TRUSTEES OF DARTMOUTH COLLEGE


                                        By     /s/  John F. Kavanagh
                                              ----------------------

                                        Date    2/9/01
                                             -----------------------

                                        Name    John F. Kavanagh, Ph.D.
                                        Title   Director
                                                Office of Grants and Contracts



                                     pg. 11

Exhibit 10.32


                                            TECHNOLOGY DEVELOPMENT, INC

                                               By    Clifford Gross
                                                  ---------------------------

                                               Date   2/6/2001
                                                   --------------------------
                                               Name:   Clifford M. Gross, Ph.D.
                                               Title:  President




                                     pg. 12